Exhibit 4.4

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

EDGEWATER TECHNOLOGY, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

Edgewater Technology, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The Certificate of Incorporation of the Corporation (the “Certificate”) was filed in the Office of the Secretary of State of the State of Delaware (the “Secretary”) on March 12, 1996.

2. The Certificate was previously amended by a Certificate of Amendment filing with the Secretary on June 14, 1996.

3. The Certificate was previously amended by a Certificate of Amendment filing with the Secretary on May 12, 1998.

4. The Certificate was previously amended by a Certificate of Ownership and Merger on June 29, 2000 changing the Company’s name to “Edgewater Technology, Inc.” in the Certificate, as so amended.

5. The Certificate was previously corrected by a Certificate of Correction filing with the Secretary on July 5, 2000.

6. A Certificate of Designation as allowed by the Certificate regarding authorized shares of Preferred Stock was filed with the Secretary on July 25, 2000.

7. The first paragraph of Article Four of the Certificate is hereby amended and restated in its entirety as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is fifty million (50,000,000), divided into two classes of which two million shares (2,000,000), par value $.01 per share, shall be designated Preferred Stock, and forty eight million shares (48,000,000), par value $.01 per share, shall be designated Common Stock (the “Common Stock”).

8. This Certificate of Amendment to the Certificate was duly adopted by the unanimous vote of the Board of Directors and the Board of Directors duly called an annual meeting of stockholders to, among other things, vote on such Certificate of Amendment, and resolutions to such effect were duly recorded. Upon notice, and in accordance with section 222 of the Delaware General Corporation Law, the Corporation convened an annual stockholders’ meeting on May 22, 2003 at which, among other things, this Certificate of Amendment to the Certificate was adopted by the holders of at least a majority of the outstanding shares of the Common Stock of the Corporation entitled to vote thereon. As a result of the foregoing, this Certificate of Amendment to the Certificate was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Certificate of Incorporation to be executed as of the 23rd day of May, 2003.

EDGEWATER TECHNOLOGY, INC.

By:	/s/ GORDON Y. ALLISON
Gordon Y. Allison Executive Vice President – General Counsel

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